Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Premium Standard Farms, Inc. and subsidiaries dated May 10, 2005, appearing in the Annual Report on Form 10-K of Premium Standard Farms, Inc. and subsidiaries for the year ended March 26, 2005.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
November 4, 2005